Exhibit 99.1

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
     OCWEN

                                                  Ocwen Financial Corporation(R)
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION
                                                CONTACT:
                                                William C. Erbey
                                                T: (561) 682-8520
                                                E: William.Erbey@Ocwen.com


                      OCWEN FINANCIAL CORPORATION ANNOUNCES
                   RECEIPT OF DIVIDEND FROM BMS HOLDINGS, INC.

WEST PALM BEACH, Fla., February 21, 2007 - Ocwen Financial Corporation (NYSE:OCN) today announced receipt of a capital distribution in the amount of approximately $45.9 million from BMS Holdings, Inc., which was equal to Ocwen's original investment in BMS Holdings. Ocwen maintains a 46% ownership position in BMS Holdings, a holding company for the largest national provider of Chapter 7 bankruptcy case management solutions to Chapter 7 bankruptcy trustees.

The Board of Directors of BMS Holdings declared a dividend payable to its stockholders on February 14, 2007 from the proceeds of its private placement of $150 million aggregate principal amount of Floating Rate Senior PIK Notes due in 2012. Interest on the notes will be payable semi-annually in arrears and will accrue at a floating rate equal to six-month LIBOR plus a spread, which will initially be 700 basis points and will increase by 50 basis points on August 15, 2008 and by an additional 50 basis points on August 15, 2009. BMS Holdings may pay interest in cash, additional notes, or a combination of 50% in cash and 50% in additional notes.

In addition to the declaration of a dividend to its stockholders, BMS Holdings may use the proceeds of the private placement to pay additional dividends in the future, expenses related to the offering and for general corporate purposes. The notes will be redeemable, in whole or in part, beginning on August 15, 2007 at the option of BMS Holdings. The redemption price will be based on a percentage of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption.

Ocwen Financial Corporation is a leading provider of servicing and origination processing solutions to the loan industry with headquarters in West Palm Beach, Florida, offices in Orlando, Florida, Downers Grove, Illinois and Atlanta, Georgia, and global operations in Canada, Germany, India and Taiwan. We make our clients' loans worth more by leveraging our superior processes, innovative technology and high-quality, cost-effective global human resources. Additional information is available at www.ocwen.com.